[Letterhead of The Hillshire Brands Company]

Exhibit 5

November 1, 2012

The Hillshire Brands Company

3500 Lacey Road

Downers Grove, Illinois 60515

Re:	The Hillshire Brands Company Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary of The Hillshire Brands Company (the “Company”). In such capacity, I am familiar with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to 25,000,000 shares of the Company’s common stock, $0.01 par value (“Common Stock”), to be issued pursuant to The Hillshire Brands Company 2012 Long-Term Incentive Stock Plan (the “Plan”).

In rendering this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate and other records and certificates as I deemed necessary as a basis for this opinion, including without limitation the Registration Statement, the Plan, the Articles of Restatement of Charter and the Amended Bylaws of the Company and all supplements or amendments thereto, and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original, certified or photostatic copies, the authenticity of the originals of such certified or photostatic documents and the legal capacity of all natural persons. As to any facts material to this opinion that were not independently established or verified by me, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, I am of the opinion that the shares of Common Stock registered under the Registration Statement, when issued pursuant to the terms of the Plan and upon the payment of the consideration therefor as required by the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Maryland. I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to my attention with respect to the opinions expressed above, including any changes in applicable law that may hereafter occur.

I consent to the use of this opinion in the Registration Statement and to the reference therein to my name under the heading “Interests of Named Experts and Counsel.” In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

The Hillshire Brands Company

November 1, 2012

Very truly yours,

/s/ Kent B. Magill

Executive Vice President, General Counsel

and Corporate Secretary